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                                                                   Exhibit 10.30

EMPLOYMENT AGREEMENT
--------------------

         This Employment Agreement (the "Agreement") is made as of June 1, 1999 by and between OM Group, Inc., a Delaware corporation ("Employer"), and Edward
W. Kissel, of 464 North Portage Path ("Executive").

         WHEREAS, Employer and Executive desire to enter into this Agreement to provide for Executive's continued employment with Employer.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS.

                  (a) Accounting Firm shall mean a nationally recognized accounting firm (see section 11(b)).

                  (b) Agreement shall mean this Employment Agreement.

                  (c) Bank shall mean National City Bank or another bank having combined capital surplus in excess of $500 million (see section 14(b)).

                  (d) Board shall mean the Board of Directors of the Employer (see section 1(f)).

                  (e) Cause shall have the meaning set forth in section 10(iii).

                  (f) Change in Control shall mean the occurrence, at any time during the Term of this Agreement, of any of the following events:

                            (i) The Employer is merged, consolidated or
                  reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Employer immediately prior to such transaction;

                            (ii) The Employer sells all or substantially all of
                  its assets to any other corporation or other legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Employer immediately prior to such sale;


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                            (iii) There is a report filed on Schedule 13D or
                  Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Employer ("Voting Stock");

                            (iv) The Employer files a report or proxy statement
                  with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Employer has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

                            (v) If during any period of two consecutive years,
                  individuals who at the beginning of any such period constitute the Directors of the Employer cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this clause (v), each Director who is first elected, or first nominated for election by the Employer's stockholders by a vote of at least two-thirds of the Directors of the Employer (or a committee thereof) then still in office who were Directors of the Employer at the beginning of any such period will be deemed to have been a Director of the Employer at the beginning of such period.

Notwithstanding the foregoing provisions of Section 1(f)(iii) or 1(f)(iv) hereof, unless otherwise determined in a specific case by majority vote of the Board of Directors of the Employer (the "Board"), a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Employer, (ii) an entity in which the Employer directly or indirectly beneficially owns 50% or more of the voting securities (a "Subsidiary"), or
(iii) any Employer-sponsored employee stock ownership plan or any other employee benefit plan of the Employer, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Employer reports that a change in control of the Employer has or may have occurred or will or may occur in the future by reason of such beneficial ownership.


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               (g) Code shall mean the Internal Revenue Code of 1986, as amended
         (see section 11(a)).

               (h) Discount Rate shall have the meaning set forth in section 4(a)(i).

               (i) Employer shall mean the OM Group, Inc., a Delaware corporation.

               (j) Exchange Act shall mean the Securities Exchange Act of 1934, as amended (see section 1(f)(iii)).

               (k) Excise Tax shall have the meaning set forth in section 11(a).

               (l) Executive shall mean the executive named in this Agreement.

               (m) Gross-Up Payment shall have the meaning set forth in section 11(a).

               (n) Initial Term shall have the meaning set forth in section
         2(b).

               (o) Intentional shall mean only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer (see section 10(a)(iii)(D)).

               (p) Letter of Credit shall mean an irrevocable standby letter of credit (see section 14(b)).

               (q) Payment shall have the meaning set forth in section 11(a).

               (r) Renewal Term shall mean a renewal of the Initial Term (see section 2(b)).

               (s) Severance Payment shall mean a lump sum payment to the Executive in lieu of any further payments for periods subsequent to the Termination Date (see section 4(a)(i)).

               (t) Subsidiary shall mean an entity in which the Employer directly or indirectly beneficially owns 50% or more of the voting securities (see section 1(f)).

               (u) Termination Date shall mean the date that the Executive's employment is terminated (see section 4(a)).

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               (v) Term of this Agreement shall mean the Initial Term as well as any Renewal Term then in effect if the Initial Term has been extended (see section 2(b)).

               (w) Underpayment shall have the meaning set forth in section 11(b)).

               (x) Voting Stock shall mean the then-outstanding securities entitled to vote generally in the election of directors of the Employer (see section 1(f)(iii)).

         2. EMPLOYMENT. Employer agrees to employ Executive and Executive accepts such continued employment upon the terms and subject to the conditions set forth in this Agreement.

               (a) SERVICES. For the term set forth in Section 2(b), Executive shall serve as President and Chief Operating Officer, and shall render such services of an executive and administrative character as is consistent with such a position. For as long as Executive is so employed, he shall devote his full productive time, energy and ability to his duties, except for incidental attention to the management of his personal investments. Executive may serve on the board of directors of other companies or organizations so long as such participation does not conflict with the interests or business of Employer or its subsidiaries or materially interfere with the performance of his duties hereunder. In addition, Executive will be nominated to serve on the OM Group, Inc. board of directors to replace the retiring Chief Operating Officer, expected to be December 31, 1999.

               (b) TERM. Unless earlier terminated pursuant to the provisions of Section 10, the Initial Term of this Agreement shall commence on the date hereof and shall expire on May 31, 2002. If the Initial Term has been renewed pursuant to the provisions of Section 13 (the "Renewal Term"), the term of this Agreement shall extend through the expiration of any Renewal Term then in effect, unless earlier terminated pursuant to the provisions of Section 7. All references herein to the "Term of this Agreement" shall be deemed to refer to the Initial Term as well as any Renewal Term then in effect if the Initial Term has been extended pursuant to Section 13.

         3. COMPENSATION.

               (a) BASE COMPENSATION. The base compensation to be paid Executive by Employer for his services under this Agreement shall be at the annual rate of $400,000 for the remainder of 1999, payable in equal
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         installments every calendar month. Thereafter, Executive's base compensation shall be reviewed annually by the Board and may in the sole discretion of the Board be increased (but not decreased) after giving due consideration to the amounts paid to executives in comparable positions with comparable responsibilities and authority.

               (b) INCENTIVE COMPENSATION. In addition to the base compensation provided for in Section 3(a) hereof, Executive shall be entitled to receive an annual bonus of not less than 50% of the annual base compensation then in effect under Section 3(a). In addition, Executive will be immediately eligible to participate in the OM Group, Inc. 1998 Long Term Incentive Plan and the awarding of stock options by the compensation committee of the OM Group, Inc. board of directors pursuant to such Plan.

               (c) FRINGE BENEFITS. In addition to the other compensation payable to Executive pursuant to this Section 3, Executive shall be entitled to receive for the Term of this Agreement but not limited to, health insurance, disability insurance, group life insurance, club memberships, education and seminar allowances, profit sharing, automobile allowances, annual physical examinations, and other similar benefits. The benefits to which Executive shall be entitled pursuant to this Section 3(c) shall be approved by the Board or otherwise in accordance with those benefits generally offered by Employer to its executives and shall be reasonably related to the business of Employer and its subsidiaries.

               (d) VACATION. Executive shall be entitled to vacation benefits substantially as provided by the Employer and its subsidiaries to executives of comparable stature. Executive will be credited with 15 years of Continuous Service under the Vacation, Standard Holiday, Personal Holiday Policy resulting in four weeks vacation under the Policy.

               (e) OPTIONS SHARES. Upon execution of this Agreement, Executive will receive 15,000 option shares of OM Group, Inc. stock granted under the OM Group, Inc. 1998 Long Term Incentive Compensation Plan at an exercise price equal to the opening price the day this employment contract is agreed upon.

               (f) SHARE GRANT SUBJECT TO CONTINGENCY Upon execution of this Agreement, Executive will receive a right to 15,000 shares of restricted stock. The shares will vest as follows:

         5,000 shares on the three year anniversary of the effective date of this contract, i.e. June 1, 2002.

         10,000 shares on the five year anniversary of the effective date of this contract, i.e. June 1, 2004.

         An amount representing accrued dividends will also be paid upon vesting.


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         Shares will vest immediately in the event of a Termination by Employer without Cause, death, permanent total disability, or in the event of a Change in Control.

               (g) RETIREMENT PROGRAMS Executive will be given credit for previous consulting and other services with OM Group, Inc. and will be immediately and fully vested in the OM Group, Inc. Profit Sharing Plan. Further, Executive will immediately become a participant in the OM Group, Inc. Benefit Restoration Plan or similar plan, and plan documents required to effect such participation will be mutually agreed upon.

         4.    SEVERANCE COMPENSATION.

               (a) If, following the occurrence of a Change in Control, the Employer shall terminate the Executive's employment during the Term of this Agreement other than pursuant to Section 10(a) hereof, or if the Executive shall terminate his employment pursuant to Section 10(b) hereof, the Employer shall continue to provide the following benefits and shall further pay to the Executive the following amounts within five business days after the date (the "Termination Date") that the Executive's employment is terminated (the effective date of which shall be the date of termination or such other date that may be specified by the Executive if the termination is pursuant to Section 10(b) hereof):


                   (i) In lieu of any further payments to the Executive for
               periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 4(b) hereof, a lump sum payment (the "Severance Payment") in an amount equal to the present value (using a discount rate required to be utilized for purposes of computations under Section 280G of the Code or any successor provision thereto, or if no such rate is so required to be used, a rate equal to the then-applicable interest rate prescribed by the Pension Benefit Guarantee Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate")) of the sum of (A) the aggregate Base Compensation (at the highest rate in effect for any period prior to the Termination Date) for each remaining year or partial year of the Term of this Agreement which the Executive would have received had such termination or breach not occurred, plus (B) the aggregate Incentive Compensation (determined in accordance with the standards set forth in Section 3(b) hereof), which the Executive would have received pursuant to this Agreement or any agreement, policy, plan, program or arrangement referred to therein during the remainder of the Term of

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               this Agreement had his employment continued for the remainder of the Term of this Agreement (in which event the Executive will no longer be entitled to Incentive Compensation under any such agreement, policy, plan, program or arrangement except for Incentive Compensation to which he was entitled for service prior to the Termination Date).

                    (ii) For the remainder of the Term of this Agreement, the
               Employer shall arrange to provide the Executive with Employee Benefits that are welfare benefits, but not stock option, stock purchase, stock appreciation, or similar compensatory benefits, substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Employer or any Subsidiary, as the case may be, then the Employer shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits). Without otherwise limiting the purposes or effect of
               Section 10 hereof, Employee Benefits otherwise receivable by the Executive pursuant to the first sentence of this Section 4(a)(ii) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during such period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Employer. Notwithstanding the foregoing, the remainder of the Term of this Agreement shall be considered service with the Employer for the purpose of determining service credits and benefits due and payable to the Executive under the Employer's retirement income, supplemental executive retirement and other benefit plans of the Employer applicable to the Executive or his beneficiaries immediately prior to the Termination Date.

               (b) Upon written notice given by the Executive to the Employer prior to the occurrence of a Change in Control, the Executive, at his sole option, without reduction to reflect the present value of such amounts as aforesaid, may elect to have all or any of the Severance Payment payable pursuant to Section 4(a)(i) hereof paid to him on a quarterly or monthly basis during the remainder of the Term of this Agreement.

               (c) Without limiting the rights of the Executive at law or in equity, if the Employer fails to make any payment required to be made hereunder on a timely basis, the Employer shall pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Discount Rate.

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               (d) Notwithstanding any other provision hereof, the parties'
         respective rights and obligations under this Section 4 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

         5. COVENANT NOT TO COMPETE.

               (a) BASIC TERM. During the term of this Agreement and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, within the United States, Western Europe or Southeast Asia engage in any type of business in which either Employer or its subsidiaries are then actively engaged; provided that Executive may, without violating this Section 5, own directly or indirectly not more than five percent (5%) of the outstanding capital stock of any public company regardless of the business in which such public company is engaged.

               (b) AGREEMENT AS TO SCOPE. If, at the time of enforcement of any provision of Section 5(a), a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum period, scope, or geographical area reasonable under such circumstances shall be substituted for the period, scope, or geographical area stated therein.

         6. NON-SOLICITATION. Executive agrees that, during the term of this Agreement and for a period of one (1) year thereafter, he will not knowingly, either directly or indirectly, for himself or for any other person or entity, divert, call on, solicit, or take away, or attempt to divert, call on, solicit, or take away present or actively solicited prospective employees or, with respect to competitive products or services, any present or actively solicited prospective suppliers (including, without limitation, cobalt suppliers) or customers of Employer, or any of its controlled subsidiaries.

         7. CONFIDENTIAL INFORMATION. Executive acknowledges that during the course of his employment under this Agreement he will make use of, acquire and add to confidential information of a special and unique nature and value relating to such matters as trade secrets, systems, procedures, manuals, confidential reports and lists of suppliers, customers and other business contacts of Employer and its subsidiaries, as well as the nature and type of services rendered to such persons. Executive agrees that he will not disclose to an unauthorized person or use for his own account any of such information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act.

         8. INVENTIONS AND PATENTS. Executive agrees that any inventions, innovations or improvements in Employer's or its subsidiaries' method of

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conducting their business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment pursuant to this Agreement belong to Employer or its subsidiaries, as the case may be. Executive shall perform any actions reasonably requested by the Board to establish and confirm such ownership. Executive shall not claim any right, title or interest of any kind with respect to such inventions, innovations or improvements.

         9. REMEDY FOR BREACH. In the event of a breach by Executive of any of the provisions of Sections 5, 6, 7, or 8 Employer or its subsidiaries, as the case may be, may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions thereof.

         10. TERMINATION.

             (a) In the event of the occurrence of a Change in Control, the Executive's employment may be terminated by the Employer during the Term of this Agreement and the Executive shall not be entitled to the benefits provided by Sections 4 and 11 hereof only upon the occurrence of one or more of the following events:

                  (i)  The Executive's death;

                  (ii) If the Executive shall become permanently disabled within the meaning of, and begins actually receiving disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Employer immediately prior to the Change in Control; or

                  (iii) "Cause," which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 10(b) hereof, the Executive shall have committed:

                        (A) an intentional act of fraud, embezzlement or theft
                  in connection with his duties or in the course of his employment with the Employer and/or any Subsidiary;

                        (B) intentional wrongful damage to property of the
                  Employer and/or any Subsidiary;

                        (C) intentional wrongful engagement in any activity
                  prohibited by sections 5, 6, 7 or 8 hereof;

                  and any such act shall have been materially harmful to the Employer. For purposes of this Agreement, no act, or failure to act, on the part of the

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         Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in Section 10(a)(iii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

               (b) In the event of the occurrence of a Change in Control, this Agreement may be terminated by the Executive during the Term of this Agreement with the right to severance compensation as provided in Sections 4 and 11 hereof upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

                   (i) Any termination by the Employer of the employment of the
             Executive prior to the date upon which the Executive shall have attained age 65, which termination shall be for any reason other than for Cause or as a result of the death of the Executive or by reason of the Executive's disability and the actual receipt of disability benefits in accordance with Section 10(a)(ii) hereof; or

                   (ii) Termination by the Executive of his employment with the
             Employer and any Subsidiary within three years after the Change in Control upon the occurrence of any of the following events:

                        (A) Failure to elect or reelect or otherwise to maintain
                   the Executive in the office or the position, or a substantially equivalent office or position, of or with the Employer and/or a Subsidiary, as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Employer (or any successor thereto) if the Executive shall have been a Director of the Employer immediately prior to the Change in Control;

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                        (B) A significant adverse change in the nature or scope
                   of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer and any Subsidiary which the Executive held immediately prior to the Change in Control, a reduction in the aggregate of the Executive's Base Compensation and Incentive Compensation received from the Employer and any Subsidiary, or the termination or denial of the Executive's rights to Employee Benefits as herein provided, any of which is not remedied within 10 calendar days after receipt by the Employer of written notice from the Executive of such change, reduction or termination, as the case may be;

                        (C) A determination by the Executive made in good faith
                   that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a Change in Control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Employer from the Executive of such determination;

                        (D) The liquidation, dissolution, merger, consolidation
                   or reorganization of the Employer or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Employer under this Agreement pursuant to Section 17 hereof;

                        (E) The Employer shall relocate its principal executive
                   offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control or to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or

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                   aggregate days in any calendar year) than was required of him prior to the Change of Control without, in either case, his prior written consent; or

                        (F) Without limiting the generality or effect of the
                   foregoing, any material breach of this Agreement by the Employer or any successor thereto.

               (c) A termination by the Employer pursuant to Section 10(a) hereof or by the Executive pursuant to Section 10(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Employer providing Employee Benefits (except as provided in Section 4(a)(ii) hereof), which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3, 4 or 11 hereof, the Executive shall have no further obligation or liability to the Employer hereunder with respect to his prior or any future employment by the Employer.

         11. CERTAIN ADDITIONAL PAYMENTS BY EMPLOYER.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Employer or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (individually and collectively a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Employer, within the meaning of
         Section 280G of the Code (or any successor provision thereto), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (individually and collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

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               (b) Subject to the provisions of Section 11(e) hereof, all determinations required to be made under this Section 11, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Employer to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Employer and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Employer or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Employer shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. The federal tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Employer and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of
         Section 4999 of the Code (or any successor provision thereto) at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts or fails to pursue its remedies pursuant to Section 11(e) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Employer and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Employer to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

               (c) The Employer and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Employer or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by
         Section 11(b) hereof.

               (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 11(b) hereof shall be borne by the Employer. If such fees and expenses are initially paid by the Executive, the Employer shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

               (e) The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Employer and (ii) the date that any payment of amount with respect to such claim is due. If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) provide the Employer with any written records or
               documents in his possession relating to such claim reasonably requested by the Employer;

                    (ii) take such action in connection with contesting such
               claim as the Employer shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Employer;

                    (iii) cooperate with the Employer in good faith in order
               effectively to contest such claim; and

                    (iv) permit the Employer to participate in any proceedings relating to such claim;

               provided, however, that the Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
         Section 11(e), the Employer shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 11(e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay the tax claimed and sue for a refund, the Employer shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (f) If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 11(e) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of Section 11(e) hereof) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 11(e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount or Gross-Up Payment required to be paid by the Employer to the Executive pursuant to this Section 11.

         12. NO MITIGATION OBLIGATION. The Employer hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 5 hereof will further limit the employment opportunities for the Executive. In addition, the Employer acknowledges that its severance compensation plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Employer to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 4(a)(ii) hereof.

         13. RENEWAL. Unless either party gives written notice to the other party at least six (6) months prior to the expiration of the Initial Term or any Renewal Term then in effect, this Agreement shall automatically be renewed for successive two (2) year Renewal Terms upon the same terms and conditions as were in effect as of the commencement date of such Renewal Term.

         14. LEGAL FEES AND EXPENSES.

               (a) It is the intent of the Employer that the Executive not be required to incur legal fees and the related expenses associated with the enforcement or defense of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Employer has failed to comply with any of its obligations under this Agreement or in the event that the Employer or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Employer as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any Director, officer, stockholder or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Employer and such counsel, the Employer irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Employer and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Employer shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

             (b) Without limiting the generality or effect of Section 14(a) hereof, in order to ensure the benefits intended to be provided to the Executive under Section 14(a) hereof, the Employer will promptly use its best efforts to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by National City Bank or another bank having combined capital and surplus in excess of $500 million (the "Bank") for the benefit of the Executive and certain other of the officers of the Employer and providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this
         Section 14 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Employer shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Term of this Agreement and for two years thereafter and if, notwithstanding the Employer's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Employer shall obtain a replacement irrevocable clean letter of credit drawn upon a commercial bank selected by the Employer and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense in connection therewith.

             (c) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 14 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

         15. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Employer or the Executive to have the Executive remain in the employment of the Employer prior to any Change in Control; provided, however, that any termination of employment of the Executive or the removal of the Executive from his office or position in the Employer or any Subsidiary following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

         16. WITHHOLDING OF TAXES. The Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         17. SUCCESSORS AND BINDING AGREEMENT.

             (a) The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Employer and any successor to the Employer, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Employer" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Employer.

             (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

             (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b) hereof. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Employer shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

             (d) The Employer and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Employer and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

         18. NO SET-OFF. Neither Employer nor its subsidiaries shall have any right of set-off or counterclaim, in respect of any claim, debt or obligation, against the payments or benefits to be made or provided to Executive under this Agreement.

         19. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by any other express delivery technique calling for receipted delivery, as follows:

                  (a)      If to Executive:

                           Edward W. Kissel

                           464 North Portage Path

                           Akron, Ohio 44303

                           Telephone: (330) 864-2752

                           Facsimile: (330) 836-2524

                  (b)      If to Employer or its subsidiaries:

                           OM Group, Inc.

                           3800 Terminal Tower

                           Cleveland, Ohio 44113

                           Attention: Michael J. Scott, General Counsel

                  Telephone: (216) 781-0083

                  Facsimile: (216) 263-7756

                  With a copy to:

                  Squire, Sanders & Dempsey L.L.P.

                  4900 Key Tower

                  127 Public Square

                  Cleveland, Ohio 44114

                  Attention: Carolyn J. Buller, Esq.

                  Telephone: (216) 479-8528

                  Facsimile: (216) 479-8780

or such other address or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

         20. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         21. ENTIRE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         22. COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         23. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Employer, and their respective successors and assigns; provided that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of Employer. Neither Employer nor its subsidiaries may assign their respective rights hereunder with respect to the employment of Executive to any person or entity other than to any of the controlled subsidiaries of the Employer.

         24. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of the employment provisions of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

         25. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived only with the prior written consent of Executive and Employer.

         26. ALTERNATIVE DISPUTE RESOLUTION. Any dispute arising out of this Agreement (except a dispute relating to this Section 26 or Exhibit A attached hereto) shall be submitted to the Alternative Dispute Resolution procedures described in Exhibit A attached hereto.

         IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the date first above written.

                                         "EMPLOYER"
                                         OM GROUP, INC.

                                         By: /s/James P. Mooney
                                            --------------------------

                                         Its: Chairman, CEO
                                             -------------------------


                                         "EXECUTIVE"

                                         /s/ Edward W. Kissel
                                         -----------------------------

                                         Printed Name: Edward W. Kissel
                                                      -----------------------